Exhibit 5.1

[Jones Day Letterhead]

June 5, 2012

Eastman Chemical Company

200 South Wilcox Drive

Kingsport, Tennessee 37662

Re:	$1,000,000,000 Aggregate Principal Amount of 2.4% Notes due 2017,

$900,000,000 Aggregate Principal Amount of 3.6% Notes due 2022 and

$500,000,000 Aggregate Principal Amount of 4.8% Notes due 2042 of

Eastman Chemical Company

Ladies and Gentlemen:

We are acting as counsel for Eastman Chemical Company, a Delaware corporation (the “Company”), in connection with the issuance and sale of $1,000,000,000 aggregate principal amount of the Company’s 2.4% Notes due 2017 (the “2017 Notes”), $900,000,000 aggregate principal amount of the Company’s 3.6% Notes due 2022 (the “2022 Notes”) and $500,000,000 aggregate principal amount of the Company’s 4.8% Notes due 2042 (together with the 2017 Notes and the 2022 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated May 29, 2012 (the “Underwriting Agreement”), entered into by and among the Company and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P Morgan Securities LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes have been issued pursuant to an indenture, dated as of June 5, 2012 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Eastman Chemical Company

June 5, 2012

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-181549) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day